Exhibit 5.4

[Thompson Hine LLP Letterhead]

September 21, 2010

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attn: P. Jerome Richey

Executive Vice President – Corporate Affairs,

Chief Legal Officer and Secretary

Ladies and Gentlemen:

We have acted as special Ohio counsel to CONSOL Energy Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) $1,500,000,000 aggregate principal amount of its 8.00% Senior Notes due 2017 (the “2017 Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 8.00% Senior Notes due 2017, and (ii) $1,250,000,000 aggregate principal amount of its 8.25% Senior Notes due 2020 (the “2020 Exchange Notes” and, collectively with the 2017 Exchange Notes, the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 8.25 % Senior Notes due 2020, which will contain guarantees (the “Guarantees”) by certain subsidiaries of the Company (collectively, the “Subsidiary Guarantors”), including, without limitation, Central Ohio Coal Company, an Ohio corporation, and CONSOL of Ohio LLC, an Ohio LLC (each, an “Ohio Subsidiary Guarantor,” and, collectively, the “Ohio Subsidiary Guarantors”). The Exchange Notes and the Guarantees are proposed to be issued in accordance with the terms of (i) the indenture dated as of April 1, 2010, by and among the Company, the Subsidiary Guarantors signatory thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), for the issuance of 8.00% Senior Notes due 2017 (the “2017 Indenture”), as supplemented by the Supplemental Indenture, dated as of April 30, 2010, by and among the Company, certain of the Subsidiary Guarantors party thereto and the Trustee (the “2017 First Supplemental Indenture”), and Supplemental Indenture No. 2, dated as of June 16, 2010, by and among the Company, the Subsidiary Guarantors party thereto and the Trustee (the “2017 Second Supplemental Indenture”), and (ii) the indenture dated as of April 1, 2010, by and among the Company, the Subsidiary Guarantors signatory thereto and the Trustee, for the issuance of 8.25% Senior Notes due 2020 (the “2020 Indenture” and, collectively with the 2017 Indenture, the “Indentures”), as supplemented by the Supplemental Indenture, dated as of April 30, 2010, by and among the Company, certain of the Subsidiary Guarantors party thereto and the Trustee (the “2020 First Supplemental Indenture” and, collectively with the 2017 First Supplemental Indenture, the “First Supplemental Indentures”), and Supplemental Indenture No. 2, dated as of June 16, 2010, by and among the Company, the Subsidiary Guarantors party thereto and the Trustee (the “2020 Second Supplemental Indenture” and, collectively with the 2017 Second Supplemental Indenture, the “Second Supplemental Indentures”).

In connection with rendering the opinions set forth below, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, and we have examined the Registration Statement, the Prospectus contained therein, the Indentures, the First Supplemental Indentures, the Second Supplemental Indentures, the organizational documents of the respective Ohio Subsidiary Guarantors, each as amended to date, and resolutions or minutes of the proceedings of the Boards of Directors, member(s) and/or managers (or equivalent governing body) of the respective Ohio Subsidiary Guarantors.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the original documents of which such documents purport to be copies, and the completeness and accuracy of all such documents. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Company and of its officers, directors and other representatives. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Ohio Subsidiary Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Ohio Subsidiary Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We are authorized to practice law in the State of Ohio and do not purport to express any opinion herein concerning any laws other than the laws of the State of Ohio as in effect on the date hereof. We express no opinion as to, and assume no obligation to advise you of, any subsequent changes in the laws of the State of Ohio applicable to the matters set forth in this opinion.

Based upon the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that each of the Ohio Subsidiary Guarantors is validly existing and in good standing (or its nearest equivalent status under the laws of the State of Ohio) in the State of Ohio and that each of the Guarantees to which any Ohio Subsidiary Guarantor is a party has been duly authorized by such Ohio Subsidiary Guarantor.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Buchanan Ingersoll & Rooney PC may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes and the Guarantees, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    Thompson Hine LLP

THOMPSON HINE LLP

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